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CENTER BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE TO PRESERVE SHAREHOLDER VALUE
Seidman and Associates, LLC
Seidman Investment Partnership, LP
Seidman Investment Partnership II, LP
Broad Park Investors, LLC
Berggruen Holdings North America Ltd.
Chewy Gooey Cookies, L.P.
LSBK06-08, L.L.C.
Harold Schechter
Raymond Vanaria
Lawrence Seidman

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FOR IMMEDIATE RELEASE

THE COMMITTEE TO PRESERVE SHAREHOLDER VALUE FINDS CENTER BANCORP ‘S FINANCIAL RESULTS DEPLORABLE

PARSIPPANY, N.J., May 1 /PRNewswire/ -- In response to the first quarter 2007 financial results published by Center Bancorp, Inc.. (Nasdaq: CNBC), Lawrence Seidman, a member of The Committee to Preserve Shareholder Value ("The Committee") today released the following letter sent to John J. Davis, President and CEO of Center Bancorp, Inc.

LAWRENCE B. SEIDMAN
100 Misty Lane
P. O. Box 5430
Parsippany, NJ 07054
(973) 952-0405
(973) 781-0876 fax
April 30, 2007

Via facsimile (908)687-4992 and regular mail
John J. Davis, President and Chief Executive Officer
Center Bancorp, Inc.
2455 Morris Avenue
Union, NJ 07083

Dear Mr. Davis:

Once again, the first-quarter 2007 financial results for Center Bancorp, Inc. (CNBC) fell far short of my expectations. It seems that the new baseline for net income before taxes less gain on sale of securities (operating income) is around the break-even level. During the four quarters of 2005, operating income ranged from $1.9 million to $2.3 million. During the first three quarters of 2006, it slid to between $1.0 million and $1.3 million. In the fourth quarter of 2006, it turned negative to the tune of $205,000. And in the first quarter of 2007, the bank’s operating income was just $15,000. The bottom line is that the bottom line of CNBC is in tatters.

Looking at operating trends on a more detailed level, good news is scarce. Despite multiple balance sheet restructurings, the net interest margin fell to 2.55%, down seven (7) basis points from the fourth quarter of 2006 and down twenty (20) basis points from the year-ago quarter. Noninterest expenses were down $228,000 from the fourth quarter but still up $227,000 from the year-ago quarter; the efficiency ratio remains sky-high, at 92.39%. In contrast to the bank’s stated goals of growing the loan and deposit bases, net loans were down $19.8 million from December 31, 2006 while deposits were down $4.1 million. Also, nonperforming assets rose to $1.2 million from $475,000 at the end of 2006.

Additionally, CNBC failed to repurchase any shares during the quarter. I believe CNBC represents an attractive investment opportunity. Why do you not concur?

Instead of tilting at windmills, you must acknowledge your mistakes and take the blame for the company’s unacceptable financial performance.

                                          Very truly yours,

                                          /s/ Lawrence B. Seidman
                                      LAWRENCE B. SEIDMAN

LBS:jb